Exhibit 99.2

PARTICIPANTS

Corporate Participants

Joe F. Sanderson, Jr. – Chief Executive Officer, Chairman of the Board

D. Michael Cockrell – Treasurer and Chief Financial Officer, Board Member

Lampkin Butts – President, Chief Operating Officer and Board Member

Other Participants

Christine Lee McCracken – Analyst, Cleveland Research Co.

Farha Aslam – Analyst, Stephens, Inc.

Ken Goldman – Analyst, JPMorgan Securities LLC

John P. Morgan – Analyst, KeyBanc Capital Markets

Andrew Strelzik – Analyst, BMO Capital Markets (United States)

Heather L. Jones – Analyst, BB&T Capital Markets

Jon R. Evans – Portfolio Manager, Edmunds White Partners LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good day, everyone. Welcome to the Sanderson Farms, Inc. Third Quarter Fiscal 2012 Conference Call. Today’s call is being recorded. And now for opening remarks and introductions, I’d like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe F. Sanderson, Jr., Chief Executive Officer, Chairman of the Board

Thank you. Good morning, and welcome to Sanderson Farms third quarter conference call. Lampkin Butts and Mike Cockrell are with me this morning. We reported net income for our third fiscal quarter of $28.7 million or $1.25 per share. This compares to a net loss of $55.7 million or $2.51 per share during last year’s third quarter.

I will begin this morning’s call with a few general comments and will then turn the call over to Lampkin and Mike for more detail.

Before making any further comments, I will ask Mike to give the cautionary statement regarding forward-looking statements.

D. Michael Cockrell, Treasurer and Chief Financial Officer, Board Member

Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial conditions and prospects of the company. Examples of forward-looking statements will include statements about our beliefs about future grain and fresh chicken prices, consumer demand, production levels, the supply of fresh chicken products or economic conditions and our expansion plans. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. Those risks and uncertainties are described in our annual report on Form 10-K for our fiscal year ended October 31, 2011, as well as subsequently filed quarterly reports on Form 10-Q. Our third quarter Form 10-Q was filed this morning with the SEC.

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You are cautioned not to place undue reliance on forward-looking statements made this morning, as each such statement speaks only as of today. We undertake no obligation to update or to revise forward-looking statements. External factors affecting our business such as feed grain costs, market prices for poultry meat and the overall health of the economy, among others, remain volatile. And our view this morning may be very different from our view a few days from now.

Joe F. Sanderson, Jr., Chief Executive Officer, Chairman of the Board

Thank you, Mike. Our results reflect improved market conditions during our third fiscal quarter when compared to last year’s third quarter. But, as has been well publicized, we face challenging conditions going forward. Overall market – chicken market prices were significantly higher during the quarter compared to last year’s third quarter. And our feed cost per pound sold were lower than during last year’s third quarter.

The higher market prices for fresh chicken during the quarter compared to last year’s third quarter were driven, in part, by record-higher Georgia Dock whole bird prices and a counter-seasonal increase in wing prices. These increases were fueled by steady demand for chicken in the retail grocery store market and good wing demand, coupled with reduced supplies.

Market prices for boneless breast meat, however, while higher than last year, remained soft during the quarter. Food service demand for boneless breast meat remains depressed. And even with lower production numbers, that market was over-supplied during the quarter, relative to demand. Despite that weakness the boneless market has strengthened considerably during August.

We believe grain cost will be high for the foreseeable future. While drought conditions across most of the country have created a great deal of uncertainty regarding this year’s corn and soybean crops, the fact of the matter is, we won’t know what the supply of grain will be for the coming crop year until the harvest begins in earnest and yields become known. We know the crops have been significantly damaged by the drought. But the extent of the damage can’t be fully assessed until the crop is in the bin.

With considerable uncertainty and a high degree of fear now priced into the market for corn and soybean meal, we are week-to-week for both corn and soy meal needs, and will remain on the market for grain until we gain some degree of certainty about this year’s crop.

Based on what we have priced to date and assuming that we had priced our remaining needs through the end of the fiscal year at yesterday’s closing prices on the Chicago Board of Trade, our cash cost for feed gain purchase would be approximately $61.1 million higher this fiscal year than last year.

The full effect of the higher cash market price for grain will be felt in cost of goods sold in September and October. Once fully reflected in our cost of goods sold, the higher grain prices could translate to an increase in the cost per pound of dressed poultry processed of almost $0.08 compared to our third quarter. While uncertainties remain regarding this crop, two things that appear certain are that our cost will increase and the chicken market prices will need to move higher to offset the higher grain cost currently reflected in the futures market. While we won’t know for certain what our costs will be for the coming year until the harvest is complete, we know our costs will be higher. As a resultto lessen the impact of these higher costs on the company, we reduced our egg sets beginning August 6 by 2% across all divisions of the company. This reduction is in addition to the 4% production cut we announced last August and instituted in January, and will be reflected in chickens we bring to market starting in mid October.

Our current intentions are to run our plants at 6% below capacity until market conditions improve or we gain confidence on where the markets are headed. While we have reduced our production numbers for the foreseeable future, we remain committed to our expansion plans and to our obligation to continue to grow the company for the benefit of our shareholders.

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Toward that end, we announced today that sites in Nash County, North Carolina have been selected for a future new big bird deboning complex. We now own property near Rocky Mount, North Carolina, on which a hatchery can be built, and have under option the property necessary for a spray field that will form a part of a waste water facility. While we are committed to this project, the project remains on hold, pending several contingencies, including improved market conditions and obtaining some degree of confidence that world grain supplies will be adequate to meet users’ needs at reasonable prices.

In addition, we must obtain the processing plant site permits to construct and operate the facilities and satisfactory incentive packages from the State of North Carolina and the local governments in Nash County. In case any of these contingencies are not met or if they are delayed, we have other options as well. However, we remain committed to continue to grow the company and make it more valuable for our shareholders.

We spent much of this past weekend with one eye on the Gulf of Mexico. While Isaac track appears to be such that we will avoid a direct hit, our South Louisiana and Mississippi operations will be affected.

We began our emergency planning last week and are prepared to take whatever steps necessary to protect our assets and assist our growers and employees. Our thoughts and prayers are with everyone in the storm’s path. And we will continue to monitor the storm and be prepared to take appropriate action in its aftermath.

At this point, I will turn the call over to Lampkin for more a detailed discussion of the market and our operations during the quarter.

Lampkin Butts, President, Chief Operating Officer and Board Member

Thank you, Joe, and good morning, everyone. Overall market prices for poultry products were higher during the quarter when compared to our third quarter last year. The Georgia Dock whole bird price during our third quarter averaged $0.944 per pound compared to the $0.87 per pound average last year. The Georgia Dock price for this week is a record $0.9525 per pound, which compares to $0.885 per pound for the same week last year. The Georgia Dock price continues to reflect good demand for chicken in retail grocery stores and reduced supplies.

Bulk leg quarter prices were higher for the quarter compared to last year’s third quarter, increasing to 12.2%, and reflect relatively good export demand. Through the first half of the calendar year, overall industry export volumes were up 17.5% compared to the same period last year and were up almost 30% in value. Quoted bulk leg quarter prices averaged $0.5038 per pound during our third quarter this year verse $0.4489 per pound during last year’s third quarter.

Urner Barry bulk leg quarters are currently quoted at $0.49 per pound. While export demand has been good, the fear that Mexico might impose anti-dumping duties on United States chicken has been an overhang on the market most of this summer.

On July 31, Mexico’s Economy Ministry said that it had concluded that the United States exporters were guilty of unfair trade practices with their sale of leg quarters in Mexico. However, the Ministry’s of Foreign Trade Commission said that it would not pursue retaliatory measures against the industry. Of course, we and others in the industry have maintained throughout this case that we’re not dumping product into Mexico, and we’re confident in our legal position. However, we are pleased that the authorities in Mexico decided to pursue no tariffs against the industry, and settlement of the matter should remove the uncertainty created by the case.

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Prices for jumbo wings remained very strong during our third fiscal quarter. Jumbo wings averaged a $1.59 per pound, up 104.2% from the average of $0.776 cents during last year’s third quarter. Wing prices have improved [ph] countered (11:27) seasonally this summer, and the Urner Barry quote is currently $1.68 per pound.

Boneless breast prices were higher during our third quarter, increasing by 14.7% when compared to the third quarter a year ago. This year’s third quarter average Urner Barry price of $1.47 per pound compares to an average of $1.28 per pound during last year’s third quarter. Today, the Urner Barry quoted market for boneless breast is $1.62 per pound and has strengthened considerably over the past several weeks.

The overall result of these market price changes was an increase of $0.126 per pound in our average sales price per pound of poultry products sold when compared to last year’s third quarter or an increase of 18.7%. While our average sales price for poultry products increased $0.126 per pound, our grain cost per pound of processed poultry decreased $0.375 per pound. Our average feed cost per pound, processed, was $0.369 per pound, down from $0.422 per pound last year.

We sold 750.7 million pounds of poultry during our third fiscal quarter, a 4.6% increase from the 717.9 million pounds sold during last year’s third fiscal quarter. We processed 762 million pounds of dressed poultry during the quarter, up 7.2% from the 711 million pounds we processed during last year’s third quarter.

You may recall that we said on our second quarter call that we expected to process 731 million pounds during the third quarter, but live weights and yields both exceeded our estimates. Head processed were slightly higher than we projected as well.

Pounds of processed poultry and inventory at the end of the quarter were 74.9 million pounds. For the first nine months of the year, we sold 2.16 billion pounds of poultry products compared to 2 billion for the same period last year, and processed 2.18 billion pounds this year compared to 2.0 billion last year.

We expect pounds processed during our fourth fiscal quarter to be approximately 757.5 million pounds, down compared to the same quarter by a fraction of 1%. That is a slightly higher number than our previous guidance, as we have allowed for higher live weights and better yields. We now expect to process 2.9 billion pounds this year, an increase of approximately 4.8% compared to the 2.8 billion pounds processed during fiscal 2011.

We sold 12.4 million pounds of prepared chicken products at our Foods Division during the quarter, down from 14 million pounds last year. Our average sale prices at Foods decreased almost 1%, while the lower volume decreased efficiencies. Our Prepared Foods Division remains profitable, but decrease food service demand is impacting volumes.

At this point, I’ll turn the call over to Mike Cockrell.

D. Michael Cockrell, Treasurer and Chief Financial Officer, Board Member

Thank you, Lampkin. Net sales for the quarter totaled $624.9 million, and that’s up 22.2% from the $511.2 million during the same quarter last year. The increase was the result of higher poultry volume and an increase in our average sales price for poultry products of $0.126 per pound. And that was offset by a decrease in our average sales price of prepared chicken products of $0.018 per pound and a decrease in pounds of prepared poultry sold of 1.6 million pounds.

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Our cost of sales of poultry products for the three months ended July 31, 2012 as compared to the same three months last year decreased 0.25%. The decrease is a result of the 4.6%increase in pounds of poultry products sold in the third quarter compared to last year, but offset by lower feed cost. Feed cost in flocks processed decreased $0.0375 per pound from last year’s third quarter, and feed cost accounted for 52.8% of our cost of poultry products sold during the quarter. By comparison, feed cost accounted for 53.7% of our cost of poultry sold during last year’s third quarter.

SG&A expenses for the third fiscal quarter of 2012 were $20.7 million when compared to $17 million for the same quarter in fiscal 2011. Year to date, SG&A expenses include $3.1 million accrued for an ESOP contribution, while there was no such accrual during fiscal 2011.

The company’s effective tax rate for the quarter and for the three quarters ended July 31 was 38.8%. For the balance of the year, we continue to expect a rate of 38.8%. For 2013, we’re modeling a tax rate of 36.2%. The increase in this year’s tax rate relates to the loss of certain tax credits and to the timing of deductibility of certain restricted stock brands. The rate in 2013 and going forward will be more in line with our historical tax rate.

At the end of our third fiscal quarter, our balance sheet reflected stockholders’ equity of $543.6 million and net working capital of $246.9 million. The current ratio was 2.8 to 1. Our long-term debt totaled $145.4 million, and our net debt-to-cap ratio was 19.3% at July 31, 2012. We spent $38.1 million on capital expenditure during the first three quarters of the year, and we now expect to spend approximately $46.3 million for the year.

Our depreciation was $44.7 million year to date, and we continue to model just under $60 million for the year. We also declared $11.7 million in dividends through the first three quarters of the year. And today, the company owes $114.3 million under our $500 million committed revolver, leaving $385.7 million available to us as needed. We’re comfortable with the liquidity available to us to fund the higher grain cost that we expect over the near term.

Our balance sheet reflected an increase in the value of our inventories of $21.6 million since the end of last fiscal year. The value of processed inventories increased $6.9 million, and the value of our live inventories increased $19.1 million. The higher inventory numbers reflect the addition of live inventory at our Kinston, North Carolina facility, and inventory values will increase as our live birds consume higher-priced grain.

With respect to our inventory values, it is possible that we could be required by generally accepted accounting principles to adjust the value of our inventory from cost to market at the end of our fiscal year.

As Joe mentioned, the higher-priced grain we are feeding to our flocks now will be fully reflected in our cost of goods sold in September and October. While the overall chicken markets have strengthened during August and actually have strengthened to the point where we remain profitable, prices are not high enough to offset the higher grain cost once they’re fully reflected in our cost of goods sold.

Because our cost have increased but are currently not offset by higher chicken prices – or are offset by higher chicken prices – excuse me – we concluded that no lower – lower of cost or market adjustment was required at the end of July. Depending on cost and market prices at the end of October, that analysis could be different at the end of the fiscal year.

With that, Alan, we will open up the call for questions.

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QUESTION AND ANSWER SECTION

Operator: Certainly, sir. [Operator Instructions] We’ll first go to Christine McCracken with Cleveland Research. And, Ms. McCracken, please go ahead.

<Q – Christine McCracken – Cleveland Research Co.>: Yes. Sorry. Thanks for the detail on the quarter. And it sounds like your announcement around the cut at 2% is already in place. Are you making any adjustments to weight at this point?

<A – Joe Sanderson – Sanderson Farms, Inc.>: No. We are not. We – the only other adjustment we’ve made is around the holidays, we’re going to cut back more during the holidays prior to Thanksgiving and prior to Christmas. But we have made no adjustment to our live weights.

<Q – Christine McCracken – Cleveland Research Co.>: Are weights actually higher right now? You mentioned that your yields and your weights actually added pounds in the quarter. Is that just a reflection of the cooler weather and the seasonal?

<A – Joe Sanderson – Sanderson Farms, Inc.>: They were higher – they were higher in May, but they are not higher now. Actually, they’re lower right now because of the heat. We didn’t get heat until June, and our weights came off in – really, in July and August.

Operator: Okay. And next we’ll go to Farha Aslam with Stephens, Inc.

<Q – Farha Aslam – Stephens, Inc.>: Hi. Good morning.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – Farha Aslam – Stephens, Inc.>: Joe, you mentioned that your operations are going to be somewhat impacted by the current storm. Do you think the industry overall is going to be impacted? And do you think the storm’s going to impact chicken pricing?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I wouldn’t think – I wouldn’t think it would impact chicken pricing. We’re going to be – our plants are going to be down one shift today in Mississippi and Louisiana and then tomorrow. And hopefully, we’ll be able to make it up Saturday.

<Q – Farha Aslam – Stephens, Inc.>: Okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: I don’t think it will impact chicken pricing. They’re not but two other plants in Louisiana, I believe, Lampkin, and hopefully, they won’t be affected. So...

<A – Lampkin Butts – Sanderson Farms, Inc.>: We haven’t felt anything yet.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Nothing’s happened yet. We just, out of an – just out of an abundance of caution, we decided to shut down so people wouldn’t be traveling, and they could look after their homes and their families.

<Q – Farha Aslam – Stephens, Inc.>: Right. And then when we look at your production cuts, you’ve announced that 2% exit decline. So in the January quarter, can we expect you to produce and sell 2% less chicken year over year?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yes.

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<A – Lampkin Butts – Sanderson Farms, Inc.>: Yeah. Farha, during the January quarter, first quarter of 2013, we’re projecting that we’ll process 683.8 million pounds, and that compares to 694.9 million pounds during the first quarter of 2012.

<Q – Farha Aslam – Stephens, Inc.>: Okay. Great.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Is that is 2% less?

<A – Lampkin Butts – Sanderson Farms, Inc.>: No, not quite because...

<Q – Farha Aslam – Stephens, Inc.>: Slightly.

<A – Lampkin Butts – Sanderson Farms, Inc.>: Shipped it’ll be – yeah, it’s 1.6% lower.

<A – Joe Sanderson – Sanderson Farms, Inc.>: 1.6% lower.

<Q – Farha Aslam – Stephens, Inc.>: Okay. And then when you look at the industry and the grain costs that are facing the industry, how much of a cut do you think is required? And could you just share with us the timing of when you think the cuts will be implemented across the industry, and when pricing can recover – the grain cost hit?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I don’t have a clue about what it will take. But the industry is going to feel the impact of the grain prices in September and October. And I feel like the cuts will come in September and October and November. As soon as this – this impact is going to be around $0.08 a pound, and it’s going to bite. The hit will occur as the demand for chicken softens post Labor Day. And my judgment is that -the industry always cuts in steps. They search for – the industry searches for the right level. So you get a cut, and then you get another cut until the industry finds the right level. And I don’t think it’ll happen all at once. And if you’ll go back and look in the past, in the summer of 2008, even last year, I believe – I don’t have an exit thing in front of me. But if you’ll look in the past, you’ll see the industry makes cuts and then makes more cuts until the right level is achieved to return to profitability. So I would look for some cuts in October and then maybe some more in November, December, until the...

<Q – Farha Aslam – Stephens, Inc.>: And when you look at pricing, do you think that you’re going to face resistance with roughly with the 10% to 15% pricing the industry needs for customers and [indiscernible] (27:14) consumers?

<A – Joe Sanderson – Sanderson Farms, Inc.>: No.

<Q – Farha Aslam – Stephens, Inc.>: So we just – we’re going to have to fine-cut production; eventually, raise prices and offset this current rate?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I don’t think – we’ve run some sensitivity charts. And the pricing that you need to achieve on big bird deboning is not particularly – is not going to be that serious and shouldn’t – there shouldn’t be any resistance. If you hold – if you hold leg quarters at $0.48, which I think is – you get above that, you’re going to get resistance in the export market. You take wings – what were the wings?

<A – Lampkin Butts – Sanderson Farms, Inc.>: $1.65.

<A – Joe Sanderson – Sanderson Farms, Inc.>: $1.65. Boneless has to go to...

<A – Lampkin Butts – Sanderson Farms, Inc.>: $1.37.

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<A – Joe Sanderson – Sanderson Farms, Inc.>: That’s net – you have to average about $1.60 on boneless. And that’s not a – that’s no big deal. The big deal is going to be on tray pack, on chill pack. You’ve got tray pack to get to 2009 margins – 2009 margins has to go to $1.15, the Georgia Dock does. That is going to be – the individual prices, though, on various items in the grocery store I don’t think is going to be an issue. The – getting the Georgia Dock to $1.12 or $1.15, that’s a pretty big jump from where we are. But we’re at $0.95 now, so that’s a pretty big jump, too.

<Q – Farha Aslam – Stephens, Inc.>: Okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: But I don’t think the individual parts prices is a big deal.

<Q – Farha Aslam – Stephens, Inc.>: That color is helpful. And then just one final detail question. In terms of your production mix, how – what percentage was big bird in terms of the volume sold versus tray pack in this current quarter?

<A – Lampkin Butts – Sanderson Farms, Inc.>: In this current quarter, Farha, we – 53.95% of the pounds processed were processed at our big bird plants, and 46.05% were processed at our chill pack plants. That’s 350.8 million pounds at chill pack and 410.9 million pounds at big bird deboning.

<Q – Farha Aslam – Stephens, Inc.>: Great. Thank you very much.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: [Operator Instructions] Next, we’ll go to Ken Goldman with JPMorgan.

<Q – Ken Goldman – JPMorgan Securities LLC>: Hi. Good morning, everyone.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning, Ken.

<Q – Ken Goldman – JPMorgan Securities LLC>: Couple questions. Can you talk about, as far as what your lenders are telling you, the state of the balance sheets of smaller processors? And I’m asking because we didn’t get quite as many bankruptcies, as I thought, last time we had higher corn. And those balance sheets have to be in pretty bad shape. We didn’t have exactly a lot of profitability over the last 12 to 18 months. It only lasted for seven, eight months or so. So what are you hearing in terms of how profitable they are or how – rather, how bad the balance sheets are? And maybe is there potential for more bankruptcies this time around?

<A – Mike Cockrell – Sanderson Farms, Inc.>: Ken, this is Mike. How are you this morning?

<Q – Ken Goldman – JPMorgan Securities LLC>: I’m doing great, sir. How are you?

<A – Mike Cockrell – Sanderson Farms, Inc.>: Doing very well. We hadn’t – I hadn’t heard much from our bankers. We visited with a couple of bankers last month, and they get a little bit of color from the private companies. Our understanding is – and I would certainly expect this to be the case – that most people, since they’ve started making money in January, they’ve been trying to get right with their banks. And – but you’re right. Going into this cycle, we’ve only had nine months of profit – or eight of months profitability compared to two years before we went into 2011.

But of course, in 2011, we had four bankruptcies. That’s – that’s a lot. Only two plants closed, but four bankruptcies. And I don’t – at the end of the day don’t know the exact answer to your question. But, as Joe said, this is going to hit hard and fast. And my guess is that there’ll be conversations with those banks as they get into the fall. But I don’t – I don’t know. They hadn’t had as much time to heal up this time, though, as they did during the last cycle.

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<Q – Ken Goldman – JPMorgan Securities LLC>: Right. Okay. That’s helpful. And then is there a – what are you hearing in terms of some of your competitors cutting or not cutting? Anyone talking about higher prices recently, providing a temporary disincentive? Or are things just so bad that you think it doesn’t matter, and there’ll be cuts coming in October and so...

<A – Joe Sanderson – Sanderson Farms, Inc.>: The only thing we’ve heard are plants running on Saturday, trying to bring weights down. We’ve heard – and they’re typically big bird deboning operators. Those have been anecdotal reports from customers and Urner Barry. And we think there’re some big bird deboners trying to bring weights down. We’ve not heard anything about anybody. You can kind of look at the egg sets. The egg sets have been trending down. But I’m not – I think the big cut’s going to come in October, when the impact of the $8-plus basis corn and the $525 meal-plus basis. And I want you all to know – all of you know that the basis is going to be very strong this year, $0.80 to $1 on corn and $50 basis on meal – $40 to $50 basis on meal or $30 to $50 on meal, depending on where you are. So it – that’s going to be very expensive to own both commodities.

<A – Mike Cockrell – Sanderson Farms, Inc.>: And, Ken, at the end of the day, different companies have different positions with respect to their grain. At the end of the day, people make production decisions based on their own facts and circumstances. And we don’t know exactly what – obviously, we don’t know what other people are doing. And they’ll make decisions when they make them, and depending on when these things hit them.

<Q – Ken Goldman – JPMorgan Securities LLC>: Very inconsiderate of them not to consider you. Thank you, gentlemen.

<A – Mike Cockrell – Sanderson Farms, Inc.>: You bet.

<Q – Ken Goldman – JPMorgan Securities LLC>: And [indiscernible] (34:36) your company’s safe down there.

<A – Mike Cockrell – Sanderson Farms, Inc.>: Thank you.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: Okay. And next, we’ll go to Akshay Jagdale with KeyBanc.

<Q – John Morgan – KeyBanc Capital Markets>: Hi. This is John Morgan in for Akshay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – John Morgan – KeyBanc Capital Markets>: Good morning. We had two questions. One, just wanted to get your perspective as to what was the driver behind your proactive approach to cut supply when, in fact, your balance sheet’s in as good of shape as it’s been in over the – over the recent quarters?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I think the main driver for us is that our costs are going to be up $0.08 a pound, beginning in October – October 1. And that’s the primary driver. And this drought hit a the six-week period beginning June 1. AndI think that’s – that was the main driver for us. And the market has not improved. The economy has not improved. We don’t see that; we don’t feel it, particularly food service. And we just – the environment that we’re looking at indicated to us that we needed to make that cut.

<Q – John Morgan – KeyBanc Capital Markets>: Okay. Great. And then you alluded to the weakness in the food service industry, and actually that’s a good lead-in to our next question in a sense that, what do you think the driver is behind the recent surge in boneless skinless bone prices, especially considering the weakness in the food service sector?

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<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, we think the suppliers are down because of heat, and live weights are down. Our live weights are down 30 points because of heat, and it’s a similar situation – was it last summer, summer before last?

<A – Lampkin Butts – Sanderson Farms, Inc.>: Summer before last.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Summer before last, boneless spreads went to $1.80 in August because of excessive heat.

<Q – John Morgan – KeyBanc Capital Markets>: Okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: And our live weights are down 30 points right now.

<Q – John Morgan – KeyBanc Capital Markets>: Great. Very helpful. Thank you very much.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: And next, we’ll go to Ken Zaslow with BMO Capital Markets.

<Q – Andrew Strelzik – BMO Capital Markets (United States)>: Good morning. This is Andrew Strelzik in for Ken.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – Andrew Strelzik – BMO Capital Markets (United States)>: How are you?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good.

<Q – Andrew Strelzik – BMO Capital Markets (United States)>: Just continuing on the breast price outlook. Obviously, you said you haven’t seen an improvement in the economy or food service, and you expect cuts to come a little later in the year. But what would you expect for breast prices as we get past Labor Day and go into the end of the year?

<A – Joe Sanderson – Sanderson Farms, Inc.>: We think it’ll be a normal seasonal demand decline. When the weather changes and lab weights start picking back up, there’ll be more supply on the market. And you’ll see a normal seasonal demand decline. And when those two things combine, you’ll see a decline in boneless breast prices.

<Q – Andrew Strelzik – BMO Capital Markets (United States)>: Okay. And I understand you don’t expect the cuts all to come at once. But what level of egg sets would you feel comfortable with or would you like to see kind of in that October/November timeframe?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I don’t have a number. All I can speak about is our company, and we’re comfortable with our numbers. And nobody knows that number. I don’t know that number, and – I just know what prices need to be to work for Sanderson Farms.

<Q – Andrew Strelzik – BMO Capital Markets (United States)>: Okay. And lastly, you addressed the feed cost for the fourth quarter and 2012 versus 2011. But can you talk about what the futures imply for feed cost in 2013 relative to 2012?

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<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, there’s an inversion right now and – on the board. And so I don’t know if that’s going to remain. You really can’t buy a basis going forward because of that inversion. I don’t know – the balance sheets on corn and soy are – I think they’re going to change because of – particularly on corn because of the possibility of imported corn. But I just – I don’t know the answer to that question.

<Q – Andrew Strelzik – BMO Capital Markets (United States)>: Okay. Thank you very much.

<A – Joe Sanderson – Sanderson Farms, Inc.>: You bet.

Operator: And next, we’ll go to Brett Hundley with BB&T Capital Markets.

<Q – Heather Jones – BB&T Capital Markets>: Good morning. It’s actually Heather Jones.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning, Heather.

<Q – Heather Jones – BB&T Capital Markets>: Good quarter.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

<Q – Heather Jones – BB&T Capital Markets>: I guess I first want to clarify your cost versus price comment. So I want to make sure I heard you correctly that right now, where your feed cost are versus market pricing, you’re making money. But by the time feed costs fully hit your P&L in September and October, you won’t be making money.

<A – Joe Sanderson – Sanderson Farms, Inc.>: September – we’re going to be profitable in August; decent month. September, don’t know because don’t know where the market’s going to be. But our costs are going to go up in September, substantially, and be fully realized in October. Don’t know where the market’s going to be. But if – if you follow – we don’t ever know where the market’s going to be. But – you normally have a seasonal decline in market prices following Labor Day. So we would guess that September would – September would be not a loss but not a big month. But October could be a – October might be a – might be a [ph] loss low one (41:22).

<Q – Heather Jones – BB&T Capital Markets>: And that’s assuming boneless, skinless pulls back and follows this normal seasonaltrend?

<A – Mike Cockrell – Sanderson Farms, Inc.>: Pulls back some. Yes.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah.

<A – Mike Cockrell – Sanderson Farms, Inc.>: What we do is we look at – historically, when we run those models that Joe just described, we look at what prices – what percentage they normally decline post Labor Day, and apply that percentage to current prices. So you get the normal percentage decline in September and October in the markets and model that against grain to kind of see where we might be. And that’s what Joe just described.

<Q – Heather Jones – BB&T Capital Markets>: Okay. And you mentioned you think it’s heat that’s caused the strength in boneless, skinless. I understand roughly, call it a week, weak and-a-half ago, the market was trading about [ph] 5 (42:15) back of Urner Barry, but it’s trading more like in the [ph] 15, 20 (42:15) back? Is that -

<A – Mike Cockrell – Sanderson Farms, Inc.>: That’s correct.

<Q – Heather Jones – BB&T Capital Markets>: Okay. Okay. And wondering, your 2% cut, you said you don’t know what it would take to get the – for the market to get to where it needs to be

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from a profitability standpoint. And as you’ve pointed out, the increase you need and Georgia Dock to get to 2009 profit is a fairly large leap. So was just wondering what caused you to settle on 2%? And is that just what you’re doing initially, and we’ll see how the market progresses? Or just if you could give us some color around why 2%?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Our decision was based primarily on our growers and our employees and what we could do without disrupting our whole organization. As you might remember, when we put in our 4% cut, we paid our growers additional pay to keep their cash flow unchanged where the cutback would not affect their cash flow. We will announce by a letter to them this...

<A – Lampkin Butts – Sanderson Farms, Inc.>: Today.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Today, actually, this 2% additional cut, and that we will compensate them for that and that it will not affect their cash flow. That’s how we arrived at 2%. Our growers are part of our organization. They’re very important to us, and we have a lot of new growers with new houses and new loans. And they’re just part of the fabric of our company. And we’re not going to – they’re just part of our discussion and part of our decision. And that’s where we came up with the 2%.

<Q – Heather Jones – BB&T Capital Markets>: That’s very admirable. So should I take from that, that 2%, given the fact that you’re going to be keeping their cash flow constant, so basically you’re going to eat the cost of this – should I take that to mean that 2% is probably the most we’re going to see out of you guys?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, we’re cut back. That means we’re cut back 6%. And also in consideration is our balance sheet. Our balance sheet’s in good enough shape. We’re cut back 6%. And with our balance sheet, I feel like that’s enough – and for the time being. If we need to do more or don’t need to do more, we’ll do what we need to do.

<Q – Heather Jones – BB&T Capital Markets>: Okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: I kind of think 6% is ample.

<Q – Heather Jones – BB&T Capital Markets>: Okay. Thank you very much.

<A – Joe Sanderson – Sanderson Farms, Inc.>: You bet.

Operator: Okay. [Operator Instructions] Next we’ll go to Jon Edmunds – Evans – I’m sorry – with Edmunds White Partners.

<Q – Jon Evans – Edmunds White Partners LLC>: Can you talk just a little bit about – you mentioned the food service is very weak. Where do you have to get contracts up, do you believe, in – for next year for food cost contracts, with the grain that you’re going to have hitting your P&L in the September and October? Can you give us a sense of kind of what the breakeven is? So do you have to get contracts up 10% or 15% to breakeven? Or how should we think about that?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Most of our food service contracts are fresh contracts, foods – are based off the Urner Barry. And they float, and they go up and down with Urner Barry. And as I’ve said earlier, boneless breast needs to get up to $1.60, roughly. Wings need to be at about $1.65. What are chicken tenders?

<A – Joe Sanderson – Sanderson Farms, Inc.>: [indiscernible] (47:13)

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<A – Joe Sanderson – Sanderson Farms, Inc.>: They’re the same price, $1.65, roughly. Now our Prepared Foods, we run that on a – it’s kind of a different model than most people. Ours is a spread business. We buy outside product and put a margin on it. And it will depend on what we can buy outside product for. And I’m guessing that product’s going to cost more next year. We’ll just put our margin on it and sell it. I’m guessing it’s going go up more than – it’ll be at least 15%.

<A – Lampkin Butts – Sanderson Farms, Inc.>: I think so.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah. It will go up at least – it’ll go up more than 10%.

<Q – Jon Evans – Edmunds White Partners LLC>: Okay. Got it. Hey, thank you so much.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you very much.

Operator: And we have no further questions.

Joe F. Sanderson, Jr., Chief Executive Officer, Chairman of the Board

Good. Well thank you all for spending time with us this morning, and we will look forward to reporting our year-end results to you in December. Thank you.

Operator: And that does conclude today’s conference. We thank everyone again for participation.

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